SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

CAPTIVA SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

CAPTIVA SOFTWARE CORPORATION

10145 Pacific Heights Blvd.

San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Captiva Software Corporation, a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 26, 2004 at 8:30 a.m. local time at the Company’s San Diego office located at 10145 Pacific Heights Blvd., 6th Floor, San Diego, California for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To approve the Company’s 2004 Equity Incentive Plan, which amends and restates the Company’s 2003 New Executive Recruitment Stock Option Plan and increases the aggregate number of shares of common stock authorized for issuance under the plan by 500,000 shares.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 5, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford Weller

Secretary

San Diego, California

April 21, 2004

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CAPTIVA SOFTWARE CORPORATION

10145 Pacific Heights Blvd.

San Diego, CA 92121

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 26, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Captiva Software Corporation (sometimes referred to as the “Company” or “Captiva”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 21, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 5, 2004 will be entitled to vote at the annual meeting. On this record date, there were 11,319,389 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 5, 2004 your shares were registered directly in your name with Captiva’s transfer agent, EquiServe Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors;

•	Approval of the Company’s 2004 Equity Incentive Plan, which amends and restates the Company’s 2003 New Executive Recruitment Stock Option Plan and increases the aggregate number of shares of common stock authorized for issuance under the plan by 500,000 shares; and

•	Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting where a ballot will be made available to you.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-877-779-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2004 to be counted.

•	To vote on the Internet, go to http://www.eproxyvote.com/cptv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2004 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Captiva. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2004.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” approval of the 2004 Equity Incentive Plan, which amends and restates the Company’s 2003 New Executive Recruitment Stock Option Plan and increases the aggregate number of shares of common stock authorized for issuance under the plan by 500,000 shares, and “For” ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and The Altman Group may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Captiva Software Corporation’s Secretary at 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2004, to Captiva Software Corporation, 10145 Pacific Heights Boulevard, San Diego, CA 92121, attn: Corporate Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so by written notice delivered to or mailed or received at Captiva Software Corporation, 10145 Pacific Heights Blvd., San Diego, CA 92121, attn: Corporate Secretary, not less than twenty (20) days nor more than sixty (60) days prior to the date of next year’s annual meeting of stockholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as “broker non-votes,” as described below.

With respect to each of the proposals to be voted on at the meeting, if shares of our common stock that are held in “street name” by a broker are not voted by the broker who is the record holder of the shares, or a “broker non-vote,” or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these shares will not be counted towards the total votes cast on a particular proposal for purposes of determining whether stockholder approval of the proposal has been obtained.

How many votes are needed to approve each proposal?

•	For the election of directors, the six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, approval of the 2004 Equity Incentive Plan, which amends and restates the Company’s 2003 New Executive Recruitment Stock Option Plan and increases the aggregate number of shares of common stock authorized for issuance under the plan by 500,000 shares, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 11,319,389 shares outstanding and entitled to vote. Thus 5,659,695 shares must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS1

Captiva’s board of directors consists of six directors. There are six nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of the Company. All of the current directors who have been nominated for election at this meeting were elected by the stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Captiva’s Nominating & Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The following is a brief biography of each nominee for director.

Name	Age	Director Since	Principal Occupation/ Position Held With the Company
Patrick L. Edsell	55	2001	Director, Chairman of the Board
Reynolds C. Bish	51	2002	President, Chief Executive Officer and Director
James Berglund	71	2002	Director
Mel S. Lavitt	66	2002	Director
Jeffrey Lenches	56	2003	Director
Bruce Silver	55	1995	Director

Patrick L. Edsell has served on the board of directors since August 2001 and as chairman of the board since February 2004. Mr. Edsell has been the President and Chief Executive Officer of NP Photonics, a privately-held fiber laser company, since February 2004. From February 2002 to February 2004, Mr. Edsell served as President and Chief Executive Officer of Gigabit Optics, a privately held supplier of components for optical networks. From 1997 to February 2002, Mr. Edsell was President and Chief Executive Officer for Spectra-Physics, a supplier of laser and optics products. Mr. Edsell holds a B.S. in Economics from the United States Air Force Academy, an M.A. in Economics from Ohio State University and an M.B.A. from the University of New Mexico.

Reynolds C. Bish has served as President, Chief Executive Officer and a director of Captiva since the completion of the July 2002 merger (the “Merger”) of ActionPoint, Inc., a Delaware corporation, and Captiva Software Corporation, a California corporation (“Old Captiva”), after which ActionPoint, Inc., our predecessor, changed its name to Captiva Software Corporation. Mr. Bish served as Old Captiva’s President and Chief Executive Officer and the chairman of its board of directors from co-founding that company in 1989 until the Merger. From 1986 to 1989, Mr. Bish served as President, Chief Executive Officer and a director of Unibase Systems, Inc. Prior to his employment with Unibase, Mr. Bish spent three years as Vice President of Finance and Chief Financial Officer at Covalent Systems Corporation, which he co-founded, six years as Vice President of

1 The sections below entitled “Nominees,” “Audit Committee—Composition” and “Code of Ethics” are hereby incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. All other sections under “Proposal 1—Election of Directors” are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Finance and Chief Financial Officer at Fafco, Inc. and three years as a Certified Public Accountant at Price Waterhouse. Mr. Bish holds a B.S. in Business Administration from Pennsylvania State University.

James Berglund became a director of the Company upon completion of the Merger, and had been a member of Old Captiva’s board of directors since October 1994. He has been a general partner of Enterprise Partners Venture Capital since 1985. From 1978 to 1980, he served as President and Board member of Continuous Curve Contact Lenses, Inc. From 1973 to 1976, he served as General Manager of the American Optical Contact Lens Division of American Optical Corporation, a wholly owned subsidiary of Warner Lambert Company, which acquired Central Laboratories, Inc., of which Mr. Berglund was President from 1971 to 1973. Mr. Berglund is a director of six companies, including publicly held Accredited Home Lenders Holding Co., and the general partner of Enterprise Partners IV L.P. Mr. Berglund holds a B.S. in Economics from University of Wisconsin at Madison and a Doctorate in Optometry from Pacific University.

Mel S. Lavitt became a director of the Company upon completion of the Merger, and had been a member of Old Captiva’s board of directors since August 2000. Mr. Lavitt has been a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since 1992 and is currently serving as Vice Chairman and Managing Director. From 1987 to 1992, he was President of Lavitt Management, Inc., a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is also a director of Jabil Circuit, Inc. and St. Bernard Software. Mr. Lavitt holds an A.B. in American Civilization from Brown University.

Jeffrey Lenches has served on the board of directors since June 2003. He has been a private investor and consultant since 1998. From 1990 to 1998, Mr. Lenches was employed by Electronics for Imaging, Inc., most recently as Executive Vice President. Mr. Lenches holds a bachelor’s degree in business administration from Ohio University and an M.B.A. from Pepperdine University.

Bruce Silver has served on the board of directors since July 1995. Since October 1994, Mr. Silver has been a principal of Bruce Silver Associates, a consulting firm in document management and business process management technology that he founded in 1994. From May 1990 to October 1994, Mr. Silver was a vice president of BIS Strategic Decisions, a market research firm. Prior to May 1990, Mr. Silver held a variety of engineering and marketing management positions at Wang Laboratories and Polaroid Corporation. Mr. Silver holds an A.B. in Physics from Princeton University, and a Ph.D. in Physics from the Massachusetts Institute of Technology.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Bish, the Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Chairpersons of the Audit

Committee, the Compensation Committee and the Nominating & Corporate Governance Committee will each preside over at least one executive session.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2003 for each of the Board committees:

Name	Audit		Compensation		Nominating & Corporate Governance
Patrick L. Edsell	X	*	X
Mel S. Lavitt			X	*	X	*
James Berglund	X				X	**
Bruce Silver	X				X
Jeffrey Lenches			X	***	X	***
Total meetings in fiscal year 2003	5		4		1

*	Committee Chairperson
**	Appointed to Committee as Committee Chairperson on February 12, 2004
***	Appointed July 24, 2003

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee—Composition

The Company has an Audit Committee of the Board of Directors that is comprised of three directors: Messrs. Edsell, Berglund and Silver. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Edsell qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Mr. Edsell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Audit Committee—Duties and Responsibilities

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee met five times during the fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Company also has a Non-Officer Stock Option Committee that may award stock options to employees who are not officers in amounts up to 10,000 shares per year. Three directors comprise the Compensation Committee: Messrs. Lavitt, Lenches and Edsell. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the fiscal year.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. The Nominating & Corporate Governance Committee charter can be found on our corporate website at www.captivasoftware.com. Four directors currently comprise the Nominating & Corporate Governance Committee: Messrs. Berglund, Lavitt, Lenches and Silver. Mr. Berglund was appointed to the Committee as Chairperson on February 12, 2004. All members of the Nominating & Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating & Corporate Governance Committee met once during the fiscal year.

The Nominating & Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating & Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating &

Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating & Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 1% of our voting stock.

The Nominating & Corporate Governance Committee will consider director candidates recommended by stockholders who hold more than 1% of the issued and outstanding shares of common stock of the Company. The Committee does not intend to alter the manner in which it evaluates candidates with regard to any particular vacancy, based on whether the candidate was recommended by a 1% stockholder or not. Qualifying stockholders who wish to recommend individuals for consideration by the Nominating & Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating & Corporate Governance Committee at the following address: 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121, Attn.: Corporate Secretary, by January 15 in order to be considered for election at the annual meeting of stockholders for such year. Submissions must include evidence of qualification to submit a recommendation, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board Of Directors

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.captivasoftware.com.

Code Of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. This Code is available on our website at www.captivasoftware.com. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code to its Chief Executive Officer or Chief Financial Officer, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors1

The Company’s management has primary responsibility for preparing the Company’s financial statements and the financial reporting process. The Company’s independent public accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting and reviews the results and scope of the audit and other services provided by the independent public accountants.

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In this context, the Audit Committee hereby reports as follows:

The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and the independent public accountants.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee discussed with the independent accountants the accountants’ independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of the Company, and the board has approved, that the audited financial statements be included in the Company’s annual report for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as our independent accountants.

Each of the members of the Audit Committee is independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Audit Committee

April 16, 2004

Patrick L. Edsell

James Berglund

Bruce Silver

PROPOSAL 2

APPROVAL OF THE 2004 EQUITY INCENTIVE PLAN

In March 2004, the Board adopted the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), subject to stockholder approval, as an amendment and restatement of the Company’s 2003 New Executive Recruitment Stock Option Plan (the “2003 Plan”). The 2003 Plan was originally approved with 500,000 shares of Common Stock reserved for issuance and the 2004 Plan includes a 500,000 share increase, such that an aggregate of 1,000,000 shares of Common Stock are reserved for issuance under the 2004 Plan. As of March 31, 2004, an aggregate of 330,000 shares of the Company’s Common Stock had been granted under the 2004 Plan and only 170,000 shares of Common Stock (plus any shares that might in the future be returned to the 2004 Plan) remained available for future grant.

Stockholders are requested in this Proposal 2 to approve the amendment and restatement of the 2003 Plan into the 2004 Plan, including a 500,000 share increase to the share reserve thereunder. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 2004 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2004 Plan are outlined below:

General

The 2004 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other stock awards (collectively “awards”). Incentive stock options granted under the 2004 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2004 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of awards. To date, the Company has granted only stock options under the 2004 Plan.

Purpose

The Board adopted the 2004 Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to secure and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 300 employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2004 Plan.

Administration

The Board administers the 2004 Plan. Subject to the provisions of the 2004 Plan, the Board has the power to construe and interpret the 2004 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the 2004 Plan to a committee composed of not fewer than one member of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The Board has delegated administration of the 2004 Plan to the Compensation Committee of the Board. As used herein with respect to the 2004 Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself. Subject to the terms of the 2004 Plan, the Board may delegate to one or more of the Company’s officers the authority to grant stock awards to other officers and employees of the Company. Such officer would be able to grant only the total number of stock awards specified by the Board and such officer would not be allowed to grant a stock award to himself or herself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2004 Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension 2004 Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the 2004 Plan

Subject to stockholder approval of this Proposal, an aggregate of 1,000,000 shares of Common Stock is reserved for issuance under the 2004 Plan. Shares subject to options and stock awards that expire, terminate, are repurchased, or are forfeited under the 2004 Plan will again become available for the grant of awards under the 2004 Plan. Shares issued under the 2004 Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a “net exercise,” the number of shares that are not delivered to the participant shall remain available for the grant of awards under the 2004 Plan. If the exercise of any stock award is satisfied by tendering shares of Common Stock held by the participant, the number of shares tendered shall become available for the grant of awards under the 2004 Plan. The maximum number of shares that may be issued under the 2004 Plan subject to incentive stock options is 1,000,000 shares of Common Stock.

Eligibility

Incentive stock options may be granted under the 2004 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 2004 Plan.

No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2004 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

No employee may be granted options or stock appreciation rights under the 2004 Plan exercisable for more than one million (1,000,000) shares of Common Stock during any calendar year (“Section 162(m) Limitation”).

Terms of Options

The following is a description of the permissible terms of options under the 2004 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Federal Income Tax Information.”

The exercise price of options granted under the 2004 Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) by a “net exercise” of the option, (iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board or (iv) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the 2004 Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding options under the 2004 Plan typically vest over a four year period during the participant’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the 2004 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2004 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, the Company may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by requiring a cash payment upon exercise, by withholding a portion of the stock otherwise issuable to the participant upon exercise or by such other method as my be set forth in a specific option agreement.

Term. The maximum term of options under the 2004 Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options under the 2004 Plan generally terminate one month after termination of the participant’s service unless (i) such termination is due to the participant’s disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within twelve months of such termination; (ii) the participant dies before the participant’s service has terminated, or within one month after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within eighteen months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. If a participant’s service is terminated by the Company for cause, then his or her options terminate immediately upon such separation.

Terms of Stock Bonus Awards and Stock Purchase Awards

Payment. The Board determines the purchase price under a stock purchase agreement. A stock bonus award is granted in consideration of past services without a purchase payment.

The purchase price of stock acquired pursuant to a stock purchase agreement under the 2004 Plan must be paid either in cash at the time of purchase or at the discretion of the Board in any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock sold or awarded under the 2004 Plan may, but need not be, subject to a repurchase option or forfeiture right in favor of the Company in accordance with a vesting schedule as determined by the Board.

Restrictions on Transfer. In the discretion of the Board and as provided in an award agreement, rights under a stock bonus or stock purchase agreement may be transferred where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or stock purchase agreement.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation right agreement. Each stock appreciation right is denominated in share equivalents. The strike price of each stock appreciation right is determined by the Board at the time of grant of the stock appreciation right. The Board may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in the Company’s Common Stock or in cash or any combination of the two, or any other form of legal consideration approved by the Board. If a stock appreciation right recipient’s relationship ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide for earlier or later termination.

Stock Unit Awards

Stock unit awards are purchased through a stock unit award agreement. Subject to certain limitations, the consideration, if any, for stock unit awards must be at least the par value of the Company’s Common Stock. The consideration for a stock unit award may be payable in any form permitted under applicable laws. The Board may impose any restrictions or conditions upon the vesting of stock unit awards, or that delay the delivery of the consideration after the vesting of stock unit awards, that it deems appropriate. Stock unit awards may be settled in the Company’s Common Stock or in cash or any combination of the two, or any other form of legal consideration approved by the Board. Dividend equivalents may be credited in respect of shares covered by a stock unit award, as determined by the Board. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the stock unit award. If a stock unit award recipient’s service relationship with us terminates, any unvested portion of the stock unit award is forfeited upon the recipient’s termination of service.

Other Stock Awards

Other forms of stock awards based on the Company’s Common Stock may be granted either alone or in addition to other stock awards under the 2004 Plan. The Board has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of the Company’s Common Stock to be granted and all other conditions of such other stock awards.

Restrictions on Transfer

The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common

Stock subject to the 2004 Plan and outstanding awards. In that event, the 2004 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the 2004 Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of certain corporate transactions, any surviving or acquiring corporation may continue or assume awards outstanding under the 2004 Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume or continue such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date. In addition, in the event of certain specified types of transactions characterized as a “change in control” stock awards may be subject to additional acceleration of vesting and exercisability as set forth in the stock award agreement or other written agreements.

Duration, Amendment and Termination

The Board may suspend or terminate the 2004 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2004 Plan will terminate on March 15, 2014.

The Board may also amend the 2004 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent such approval is necessary to satisfy applicable law. The Board may submit any other amendment to the 2004 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the 2004 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section

162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards, Stock Bonuses and Stock Units. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 2004 Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock, stock bonus awards and stock units will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

New Plan Benefits

The following table presents certain information with respect to options granted under the 2004 Plan as of March 31, 2004, subject to the stockholders’ approval of the increase in the number of shares authorized for issuance under the 2004 Plan, to (i) the Company’s Chief Executive Officer and its four other most highly compensated executive officers at December 31, 2003 (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group and (iv) all non-employee directors as a group.

2004 Equity Incentive Plan

Name and Position	Dollar Value(1)	Number of Shares Underlying Options Granted
All Executive Officers as a Group(2)	$3,902,500	330,000
All Non-Executive Officer Employees as a Group(3)		0
All Non-Employee Directors as a Group(3)		0

(1)	Calculated by multiplying the exercise price of the options granted by the number of options granted.
(2)	No options were granted to any Named Executive Officers.
(3)	Non-executive officer employees and Non-employee directors were not eligible to receive options under the 2003 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2003.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining for Future Issuance
Equity compensation plans approved by stockholders	1,001,586	$4.12	662,254	(1)
Equity compensation plans not approved by stockholders(2),(3)	705,258	$7.48	314,326

(1)	Includes 109,413 shares reserved for issuance pursuant to the Company’s 1998 Employee Stock Purchase Plan (the “1998 ESPP”). The 1998 ESPP contains a provision under which the total number of shares reserved for issuance under the 1998 ESPP is restored to 300,000 on January 1 of each year.
(2)	Equity compensation plans not approved by shareholders consist of the Company’s 1999 Stock Plan (the “1999 Plan”) and the 2003 Plan. The stockholders are being asked to approve Proposal 2, which would amend and restate the 2003 Plan into the 2004 Plan and increase the number of shares reserved under the plan from 500,000 to 1,000,000. The 1999 Plan authorizes the issuance of up to 700,000 shares of common stock over the term of the 1999 Plan, pursuant to the grant of non-qualified stock options and the direct issuance of shares to eligible employees and independent consultants. The 2003 Plan authorizes the issuance of up to 500,000 shares of common stock over the term of the 2003 Plan, pursuant to the grant of non-qualified stock options and the direct issuance of shares to eligible employees.

(3)	Replacement options issued and outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan and the Captiva 2002 Equity Incentive Plan were not included in equity compensation plans not approved by shareholders. In connection with the Merger with Old Captiva in July 2002, the Company assumed all options then outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan and the Captiva 2002 Equity Incentive Plan of Old Captiva and issued new options to purchase shares of our common stock in replacement for all outstanding options to purchase common stock of Old Captiva under such plans. By virtue of the Merger, the Old Captiva options were proportionally adjusted with respect to exercise prices and the number of shares subject to each option based on the exchange ratio used in the Merger. All other terms of the Old Captiva options, such as vesting schedules, remained unchanged. The Company has not and will not make future grants under either of the Old Captiva plans subsequent to the Merger. At December 31, 2003, there were 18,258 shares reserved for issuance pursuant to options outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan with a weighted average exercise price of $1.56 per share and 1,742,472 shares reserved for issuance pursuant to options outstanding under the Captiva 2002 Equity Incentive Plan with a weighted average exercise price of $1.82 per share.

For more information on the Company’s equity compensation plans, see Note 6 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

The following table represents aggregate fees billed to the Company for the audits of the fiscal years ended December 31, 2003 and December 31, 2002, and the aggregate of audit-related fees, tax fees and all other fees billed to the Company during the fiscal years ended December 31, 2003 and December 31, 2002, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2003	2002
Audit Fees	$233,545	$228,522
Audit-related Fees(1)	0	90,298
Tax Fees(2)	21,000	8,275
All Other Fees(3)	1,400	0

Total Fees	$255,945	$327,095

(1)	Includes fees for performance of pre-merger due diligence relating to the July 2002 merger of Actionpoint, Inc. and Old Captiva.
(2)	Includes fees for performance of Section 382 analysis.
(3)	Represents fees for subscription to PricewaterhouseCoopers LLP’s on-line research tool.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PricewaterhouseCoopers LLP. The policy requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2004 by: (i) each nominee for director; (ii) each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Putnam, LLC(2)	765,200	6.77%
2 Liberty Square Boston, MA 02109
Diker Management, LLC(3)	619,460	5.48
767 Fifth Avenue New York, NY 10153

Directors and Executive Officers
Reynolds C. Bish(4)	658,125	5.50
Steven D. Burton(5)	124,063	1.09
Mel S. Lavitt(6)	115,576	1.02
Blaine J. Owens(7)	90,625	*
Rick Russo(8)	84,676	*
Bruce Silver(9)	27,308	*
James Vickers(10)	25,000	*
James Berglund(11)	24,583	*
Patrick L. Edsell(12)	21,879	*
Jeffrey Lenches(13)	8,333	*
All executive officers and directors as a group (13 persons) (14)	1,198,168	9.70

*	Less than one percent.
(1)	This table is based upon information supplied by officers and directors and Schedules 13G filed by certain stockholders with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,301,989 shares outstanding on March 31, 2004, adjusted as required by rules promulgated by the SEC. Shares ownership in each case includes shares of our common stock issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2004.
(2)	Represents 687,500 shares beneficially owned by The Putnam Advisory Company, LLC and 77,700 shares beneficially owned by Putnam Investment Management, LLC. Putnam, LLC, which does business as Putnam Investments, wholly owns Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, both of which are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. Putnam, LLC is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.
(3)	Includes 570,876 shares beneficially owned by Diker Value-Tech Fund, LP. Diker GP, LLC is the sole general partner of Diker Value-Tech Fund, LP. Diker Management, LLC serves as the investment manager of Diker Value-Tech Fund, LP and certain other managed accounts. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP, LLC and Diker Management, LLC.
(4)	Represents 658,125 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(5)	Represents 124,063 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.

(6)	Represents 24,583 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004, 26,753 shares held by Mr. Lavitt, 39,904 shares held by Mr. Lavitt’s wife, and 24,336 shares held by Park City Investments, which is wholly owned by Mr. Lavitt.
(7)	Represents 90,625 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(8)	Includes 38,125 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(9)	Includes 25,208 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(10)	Represents 25,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(11)	Represents 24,583 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(12)	Includes 16,879 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(13)	Represents 8,333 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.
(14)	Includes 1,051,524 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2004.

EXECUTIVE OFFICERS

The executive officers who are not directors of the Company, the positions held by them and their ages as of March 31, 2004, are as follows:

Name	Age	Position
Rick Russo	53	Chief Financial Officer
Steven D. Burton	44	Chief Technology Officer
Howard Dratler	43	Executive Vice President of Field Operations
James T. Nicol	51	Executive Vice President of Product Development
James Vickers	44	Chief Marketing Officer and General Manager of Pixel Translations
Bradford Weller	45	General Counsel, Vice President of Legal Affairs and Secretary

Rick Russo became the Chief Financial Officer of the Company upon completion of the Merger. Mr. Russo was the Chief Financial Officer of Old Captiva from 2000 until the Merger. Mr. Russo was previously Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware. Mr. Russo is a Certified Public Accountant and holds a B.S. in Accounting from Syracuse University.

Steven D. Burton became the Chief Technology Officer of the Company upon completion of the Merger. Mr. Burton served as the Chief Technology Officer of Old Captiva from June 2001 until the Merger. Prior to that, he was Vice President of Software Development for Old Captiva since co-founding that company in 1989. From 1983 through 1989, Mr. Burton was with Unibase Systems, Inc., where he was part of the original programming staff and eventually managed the overall product development effort.

Howard Dratler joined Captiva in December 2003 as the Executive Vice President of Field Operations. From May 2002 to July 2003, Mr. Dratler served as Executive Vice President of Field Operations for Allocity, which provides storage software for Microsoft Exchange. From March 1993 to May 2002, Mr. Dratler held various positions with Veritas Software Corporation, a storage software developer, including Director of Sales, Vice President and General Manager of the HP Business Unit and Vice President and General Manager of Strategic Platform Alliances. He holds a B.S. in Computer Science from Ohio State University.

James T. Nicol joined Captiva in October 2003 as Executive Vice President of Product Development. From June 2002 to October 2003, Mr. Nicol served as Executive Vice President of Product Development at FutureTrade Technologies, a provider of software-based trading tools and services to institutional traders and hedge fund managers. From August 1996 to June 2002, Mr. Nicol held several positions with Stac, Inc. and later with Previo, Inc., the successor company to Stac. Stac provided server and PC backup and recovery solutions and Previo provided eSupport recovery solutions, leveraging patented technologies from Stac, for desktop computers, laptops, and mobile computing devices. The positions he held included Vice President of Product Development and Technical Operations, member of the Office of the President, and General Manager for an Estonia development center. From 1983 to August 1996, Mr. Nicol served in a variety of senior management positions with IBM. Mr. Nicol holds a B.S. in Computer Science and an M.A. in Biological Sciences from California State University.

James Vickers became Chief Marketing Officer and General Manager of Pixel Translations upon completion of the Merger. Prior to the Merger, he served as Senior Vice President of Sales since joining the company in December 2001. Prior to that time, Mr. Vickers served as Executive Vice President of Sales and Marketing at TR Systems, a provider of software solutions for digital document communications. From February 1995 to October 2000, Mr. Vickers served in senior sales management positions for Electronics for Imaging, Inc., including Worldwide Vice President of OEM Sales. From 1983 to 1995, Mr. Vickers served in a variety of senior sales and sales management positions for Canon Inc. Mr. Vickers holds a B.S. in Business Administration from California State University at Long Beach.

Bradford Weller joined Captiva in September 2002 as Vice President of Legal Affairs and General Counsel, and has served as Secretary of the Company since October 2002. From September 1999 to August 2002, Mr. Weller served as General Counsel, Vice President of Legal Affairs and Secretary of Wireless Facilities, Inc., a provider of radio frequency engineering and network deployment services to wireless telecommunications carriers and vendors. From 1992 to August 1999, Mr. Weller served as General Counsel for Mosaix, Inc., a telecommunications equipment and business application software developer that was acquired by Lucent Technologies in July 1999. He holds a B.A. in Economics from Stanford University and a J.D. from Hastings College of the Law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that reports for Messrs. Bish, Russo, Vickers, Burton, Owens and Weller regarding grants of stock options on April 24, 2003, a report for Mr. Nicol regarding a grant of stock options on October 24, 2003 and a report for Mr. Lenches regarding a grant of stock options on June 18, 2003 were filed late.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

In April of 2003, the Board amended its compensation policy, under which each non-employee director of the Company receives a quarterly retainer of $3,000 and a per meeting fee (for formal Board meetings) of $1,000, to add a quarterly retainer of $750 for each non-employee director for each committee served upon. In the fiscal year ended December 31, 2003, the total compensation paid to non-employee directors was $107,250. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”). Options granted under the 1993 Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code. At the 2002 Annual Meeting of Stockholders, an amendment to the 1993 Plan was approved, effective as of that meeting, increasing the number of options granted under the 1993 Plan to a one-time grant of 20,000 options to non-employee directors upon their election or appointment to the board, and annual grants of 5,000 for each year of service as a non-employee director. At a meeting of the Board of Directors held April 24, 2003, the Board amended the 1993 Plan to eliminate the provisions of the 1993 Plan regarding such non-discretionary option grants to non-employee directors of the Company, and adopted a resolution providing for a plan to make discretionary option grants under the 1993 Plan as follows: (1) one-time grants of 20,000 options to non-employee directors upon their election or appointment to the board, vesting monthly over two years; and (2) upon of July 1 of each year, a grant of 7,000 options to each non-employee director who has served at least six months prior to such date, vesting monthly over twelve months. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate.

During 2003 the Company granted options to non-employee directors of the Company as listed in the following table. The fair market value of the common stock underlying each option grant was determined by the closing sales price of the Company’s common stock as reported on the Nasdaq National Market on the date of grant.

Director	Number of Options Granted	Grant Date	Exercise Price	Vesting Schedule
James Berglund	7,000	July 1, 2003	$4.74	Monthly over one year.
Patrick L. Edsell	7,000	July 1, 2003	$4.74	Monthly over one year.
Mel S. Lavitt	7,000	July 1, 2003	$4.74	Monthly over one year.
Bruce Silver	7,000	July 1, 2003	$4.74	Monthly over one year.
Kimra D. Hawley(1)	7,000	July 1, 2003	$4.74	Monthly over one year.
Jeffrey Lenches	20,000	June 18, 2003	$3.94	Monthly over two years.

(1)	Ms. Hawley resigned from the Board of Directors in February 2004.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded or paid to, or earned by each of the Named Executive Officers at December 31, 2003:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation			All Other Compensation ($)(1)
		Annual Compensation			Awards		Payouts
Name and Principal Position100	Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs(#)	LTIP Payouts ($)
Reynolds C. Bish (2)	2003	$250,000	$162,500	—	—	45,000	—	$7,525
President & Chief	2002	76,262	78,002	—	—	690,000	—	385
Executive Officer	2001	—	—	—	—	—	—	—
James Vickers (3)	2003	265,208	99,400	—	—	25,000	—	1,250
Chief Marketing Officer,	2002	324,375	—	—	—	—	—	27,189
& General Manager Pixel Translations	2001	12,179	40,000	—	—	150,000	—	—
Blaine J. Owens (2)	2003	253,848	84,500	—	—	25,000	—	1,250
Vice President of	2002	80,762	60,275	—	—	135,000	—	150
Worldwide Sales	2001	—	—	—	—	—	—	—
Rick Russo (2)	2003	200,000	99,400	—	—	25,000	—	1,250
Chief Financial Officer	2002	79,356	50,233	—	—	135,000	—	154
	2001	—	—	—	—	—	—	—
Steven D. Burton (2)	2003	141,960	70,554	—	—	15,000	—	3,947
Chief Technology	2002	47,497	36,115	—	—	275,000	—	—
Officer	2001	—	—	—	—	—	—	—

(1)	Includes matching contributions under the Company’s 401(k) plan. Also includes relocation and rental costs of $22,189 reimbursed to Mr. Vickers in 2002 and payout of vacation benefits to Messrs. Bish and Burton.
(2)	Each of Messrs. Bish, Owens, Russo and Burton joined the Company on August 1, 2002 in connection with the merger of ActionPoint, Inc. with Captiva Software Corporation, a California corporation. ActionPoint was the surviving entity in this merger, but immediately changed its name to Captiva Software Corporation. Mr. Owens’ current title is Vice President of America’s Field Sales. He has not served as an executive officer of the Company since February 12, 2004.
(3)	Mr. Vickers served as Vice President of Sales from the time he joined the Company in December 2001 until August 2002, when he became Chief Marketing Officer and General Manager of Pixel Translations.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1993 Plan and 2003 Plan (only in connection with the recruitment of the executive officer). As of March 31, 2004, options to purchase approximately 1,320,698 shares were outstanding under these plans and options to purchase approximately 379,258 shares remained available for grant under these plans. The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Reynolds C. Bish	45,000	7.4356%	$3.87	04/23/13	$109,522	$277,550
James Vickers	25,000	4.1309	3.87	04/23/13	60,846	154,195
Blaine J. Owens	25,000	4.1309	3.87	04/23/13	60,846	154,195
Rick Russo	25,000	4.1309	3.87	04/23/13	60,846	154,195
Steven D. Burton	15,000	2.4785	3.87	04/23/13	36,507	92,517

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Reynolds C. Bish	—	$—	589,375	145,625	$6,694,150	$1,426,400
James Vickers	65,625	378,375	9,375	100,000	105,188	1,061,500
Blaine J. Owens	—	—	76,875	83,125	787,200	815,200
Rick Russo	—	—	76,875	83,125	787,200	815,200
Steven D. Burton	137,500	1,578,500	97,396	55,104	997,335	542,665

TEN-YEAR OPTION REPRICINGS2

Name	Date(1)	Number of Securities Underlying Options Repriced Or Amended (#)	Market Price Of Stock At Time Of Repricing Or Amendment ($)	Exercise Price At Time Of Repricing Or Amendment ($)	New Exercise Price ($)	Length Of Original Option Term Remaining At Date Of Repricing Or Amendment(2)
John Finegan	3/2/2002	50,000	2.43	8.63	2.43	4 yrs, 2 mos
		12,500	2.43	8.00	2.43	1 yr, 5 mos
		30,000	2.43	7.88	2.43	4 yrs, 11 mos
		30,000	2.43	7.25	2.43	5 yrs, 8 mos
		10,000	2.43	5.38	2.43	8 yrs, 11 mos
		36,771	2.43	5.31	2.43	7 yrs, 4 mos

Matthew Albanese	3/2/2002	20,000	2.43	8.63	2.43	4 yrs, 2 mos
		8,000	2.43	8.50	2.43	5 yrs
		9,500	2.43	8.25	2.43	5 yrs, 2 mos
		25,000	2.43	6.38	2.43	6 yrs, 3 mos
		15,000	2.43	6.13	2.43	6 yrs, 11 mos
		20,000	2.43	5.38	2.43	8 yrs, 11 mos
		45,000	2.43	5.31	2.43	7 yrs, 4 mos
		5,000	2.43	5.00	2.43	4 yrs, 8 mos
		45,000	2.43	4.56	2.43	8 yrs, 5 mos

John Stetak	3/2/2002	10,000	2.43	18.00	2.43	8 yrs
		30,000	2.43	7.25	2.43	5 yrs, 8 mos
		45,000	2.43	5.38	2.43	8 yrs, 11 mos

(1)	Options were cancelled on August 31, 2001 and regranted on March 2, 2002 at the then current market price.
(2)	Length of original option term remained unchanged following the regrant.
(3)	Messrs. Finegan and Stetak are no longer employed by the Company. Mr. Albanese has not been an executive officer of the Company since July 2002. No current executive officer of the Company has repriced any options in the last ten years.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements. As of August 1, 2003, the Company amended and restated its employment agreements with Mr. Bish and Mr. Russo, and entered into employment agreements with Messrs. Vickers, Owens and Burton. The agreements with Messrs. Bish, Russo, Vickers, Owens and Burton provide for annual base salaries that are subject to review each by the Compensation Committee and are currently set at $300,000, $210,000, $210,000, $175,000 and $149,058, respectively. In addition to their base salaries, each Named Executive Officer is eligible to participate in any executive benefit plan or arrangement that the Company may have in effect from time to time and to receive a potential bonus in accordance with the Company’s executive compensation or bonus plan. Certain provisions of the employment agreements relating to the acceleration of options to purchase shares of the Company’s common stock in connection with a change in control of the Company apply to options that each of the Named Executive Officers has received or may receive from time to time. Each of the agreements provides for “at-will” employment, provided that upon termination without cause by the Company under specified circumstances, Mr. Bish is entitled to severance payments in the form of continued payments of his base salary for twelve months after his termination and continued coverage under

2 This Section is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COBRA for up to twelve months after his termination, and Messrs. Russo, Vickers, Owens and Burton are entitled to severance payments in the form of continued payments of their respective base salaries for six months after their termination and continued coverage under COBRA for up to six months after their termination. In addition, if any of the Named Executive Officers is terminated without cause within twelve months following a change of control of the Company, he is entitled to receive the severance payments described above and full acceleration of all stock options then held by him.

Executive Compensation/Bonus Plan. Under the Company’s executive compensation plan for the 2004 fiscal year, Mr. Bish is eligible to receive a target bonus of up to $120,000, Mr. Russo is eligible to receive a target bonus of up to $73,500, Mr. Vickers is eligible to receive a target override of up to $60,000 and a target bonus of up to $73,500 and Mr. Burton is eligible to receive a target bonus of up to $52,170.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION3

The following is the report of the compensation committee of the board of directors, describing the compensation policies and rationale applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2003.

Purpose of the Compensation Committee. The committee is responsible for determining compensation levels for the Company’s executive officers for each fiscal year based upon a consistent set of policies and procedures.

Committee Structure. The committee is made up of three independent, non-employee members of the board of directors who meet during the first quarter of each fiscal year to set executive officer salaries, and as needed thereafter. No prior or current member of the committee has any interlocking relationships as defined by the Securities and Exchange Commission.

Objectives of the Compensation Program. The objectives of the compensation program are: (1) to provide a means for the Company to attract and retain high-quality executives, (2) to tie executive compensation directly to the Company’s business and performance objectives, and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

Elements of Compensation. Each executive officer’s compensation package is ordinarily comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group, (2) annual bonus plan compensation ordinarily payable in cash and tied to both the achievement of individual performance objectives and company financial performance goals established by the committee, and (3) long-term stock-based incentive compensation that emphasizes a focus on company growth and increased stockholder value.

Base Compensation. The base compensation for each executive officer is determined by analysing competitive salary ranges of companies similar in size and business that compete with the Company in the recruitment and retention of senior personnel. The committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns.

For executive officers other than the Company’s chief executive officer, the committee considers specifically the following factors in determining base compensation: (1) a comparison of the Company’s growth and financial performance relative to the performance of competitors, (2) salary levels for comparable positions in the compensation comparison group and (3) each executive’s responsibility level and financial and strategic

3 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

objectives for the subsequent year. The committee believes that the current base compensation for executive officers is at the mid-range of the companies in the compensation comparison group with which the Company competes for talent.

Annual Bonus Plan Compensation. The Company’s annual bonus plan provides for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established during the year.

Long-Term Stock-Based Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in instalments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting periods, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is generally set to a level the committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, taking into account comparable awards to individuals in similar positions in the industry, the individual’s potential for future responsibility and promotion over the option term and the individual’s personal performance in recent periods. The committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate amount of equity incentive for that individual. The weight of these various factors will vary over time and with respect to each individual. However, the committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

The Company’s Option Exchange Program. On July 10, 2001, the Company’s board of directors approved an option exchange program pursuant to which certain executive officers and employees were allowed to exchange all outstanding options. Options were tendered by 81 employees and 3 executive officers, and those options were cancelled by the Company on August 31, 2001. Under the option exchange program, new options having exercise prices equal to $2.43, the fair market value of the Company common stock on March 2, 2002, were granted to replace the options cancelled on August 31, 2001. The replacement options were issued with the same vesting terms as the options which they replaced. Any employee whose employment terminated prior to March 2, 2002 was not eligible to have his or her options replaced.

Stock options are intended to provide incentives to the Company’s executive officers and employees. The compensation committee believes that such equity incentives are a significant factor in the Company’s ability to attract, retain and motivate key employees who are critical to the Company’s long-term success. The compensation committee further believes that, at their original exercise prices, the disparity between the exercise price of these options and the then market prices for the Company’s common stock did not provide meaningful incentives to the employees holding the options. A review of other companies in the software industry indicates that some of these companies have been confronted with this problem and have made similar adjustments in option prices to motivate their employees.

The board of directors approved the option exchange program as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the Company’s success. The option exchange program was deemed by the board of directors to be in the best interests of the Company and its stockholders.

Chief Executive Officer’s Compensation. Compensation for the chief executive officer is generally determined by a process similar to that discussed above for executive officers. Mr. Bish’s base compensation for fiscal 2003 was established by the Committee in February of 2003, based on the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers, also taking into account an evaluation of his personal performance. The committee intends base salary to provide Mr. Bish with a level of stability and certainty each year and intends that this particular component of compensation not be affected to any significant degree by company performance factors.

The remaining components of Mr. Bish’s 2003 compensation, however, are dependent upon the Company’s financial performance and provide no dollar guarantees. Incentive bonus compensation for Mr. Bish for the 2003 fiscal year was largely dependent on the achievement of specific corporate performance targets established as set forth above in the discussion of the annual bonus plan compensation.

Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

The committee believes that option grants under the 1993 option plan are exempt from the deduction limit. Because it is unlikely that other compensation payable to any executive of the Company has materially exceeded or would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would materially exceed the deduction limit. However, in approving the amount and form of compensation for executives of the Company, the committee will continue to consider all elements of cost to the Company of providing that compensation.

New Executive Grants. The Compensation Committee has determined that stock options granted under the Company’s 2003 New Executive Recruitment Stock Option Plan to two new executives hired in 2003, with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant, shall be treated as “performance-based compensation.” As a result, the Company’s stockholders have been asked to approve the 2004 Equity Incentive Plan as a complete restatement of the 2003 New Executive Recruitment Stock Option Plan, to allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

Submitted by the compensation committee of the Company’s board of directors:

April 16, 2004

Mel S. Lavitt, Chairman

Patrick L. Edsell

Jeffrey Lenches

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s compensation committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

Performance Measurement Comparison(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1998 for (i) the Company’s common stock, (ii) the S & P Midcap 400 Index and (iii) the S & P Information Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CAPTIVA SOFTWARE CORPORATION, THE S & P MIDCAP 400 INDEX

AND THE S & P INFORMATION TECHNOLOGY INDEX

*	$100 invested on 12/31/98 in stock or index-including reinvestment of dividends.

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its certificate of incorporation, the Company limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the bylaws of the Company require that the Company indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Captiva stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Captiva Software Corporation, Investor Relations, 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford Weller

Secretary

April 21, 2004

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, Captiva Software Corporation, 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121.

Appendix A

Audit Committee Charter

CAPTIVA SOFTWARE CORPORATION

AUDIT COMMITTEE CHARTER

Role & Purpose

The purpose of the Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors (the “Board”) of Captiva Software Corporation (the “Company”) is to assist the Board in fulfilling the oversight responsibilities of the Board with respect to (i) the quality and integrity of the Company’s financial statements and reports, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditor, (iv) the performance of the Company’s internal audit function (if applicable), (v) the Company’s systems of internal controls regarding finance and accounting established by Management and the Board, and (vi) the Company’s auditing, accounting, and financial reporting processes generally. The Company’s independent auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the stockholders and shall report directly to the Audit Committee. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors and Management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Composition and Organization

Members shall be elected annually by the full Board and shall serve until the earlier of the appointment of their respective successors, the end of their service as a Director of the Company or their resignation from the Committee. A chairperson of the Committee may be appointed either by the Board of Directors or by election by vote of a majority of the full Committee. The Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall be composed entirely of independent Directors. The membership of the Committee shall consist of at least three Directors, each of whom shall satisfy the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards under Nasdaq’s Marketplace Rules applicable to Committee members as in effect from time to time. At least one member of the Committee shall (i) have “accounting or related financial management expertise” (within the meaning of such term as defined from time to time by Nasdaq) by the deadlines established by the Nasdaq National Market (“Nasdaq”) from time to time for having a member with such expertise as determined by the Board, and (ii) be a “financial expert” (as such term may be defined by the Securities and Exchange Commission (the “SEC”)), no later than the deadline established by the SEC for affected issuers to have such a Director.

To the extent contemplated by the requirements of Nasdaq, the only compensation that an Audit Committee member may receive from the Company shall be fees for such members’ service on the Board or any committee of the Board.

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and maintained with the Company’s corporate records. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

No Audit Committee member may serve on the audit committee of more than three public companies at any one time.

Duties & Responsibilities

The Audit Committee’s responsibilities and duties shall be to:

•	Be directly responsible for the selection and appointment, retention, compensation, termination and oversight of the work of the Company’s independent auditor, including the approval of all audit engagement fees and terms.

•	Review and discuss with Management and the independent auditor any material conflicts or disagreements between Management and the independent auditor regarding financial reporting, accounting practices or policies and resolve any disagreements between Management and the independent auditor regarding financial reporting.

•	Review in advance, and grant any appropriate pre-approvals of (i) all audit, review and attest services to be performed by the independent auditor, as well as the scope and plans for the audit and (ii) all non-audit services to be provided by the independent auditor as permitted under the Exchange Act, as well as the scope of such service and the compensation to be paid for such service. The Committee may delegate pre-approval authority to one or more Committee members so long as such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

•	Review and approve disclosures required to be included in periodic reports filed under the Exchange Act with respect to non-audit services provided by the independent auditor.

•	On an annual basis, review and discuss with the independent auditor all relationships between the independent auditor and the Company in order to evaluate the independent auditor’s continued independence. The Committee shall ensure annual receipt of a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company in accordance with the standards set by the Independence Standards Board and shall discuss with the independent auditor all disclosed relationships or services that may affect auditor independence or objectivity.

•	At least annually, obtain and review a report by the independent auditor describing (i) the independent auditor’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Review all reports required to be submitted by the independent auditor to the Committee under the Exchange Act.

•	Evaluate the independent auditor’s qualifications and performance (including the review and evaluation of the lead partner of the independent auditor), taking into account the opinions of Management and the Company’s internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

•	Confirm that the lead audit partner, or the audit partner responsible for reviewing the audit, of the independent auditor has not performed audit services for the Company for each of the five previous fiscal years.

•	Review the Company’s balance sheet, profit and loss statement and statements of cash flows and stockholders’ equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

•	Review and discuss with Management and the independent auditor, prior to filing with the SEC, the annual audited financial statements and quarterly financial statements included in any periodic report filed with the SEC and the Company’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in any filing with the SEC.

•	Review and discuss with Management and the independent auditors, as appropriate, earnings press releases (including the use of any “pro forma” or “adjusted” non-GAAP presentations), as well as financial information and earnings guidance provided to analysts and rating agencies. It is anticipated that the discussions described in this paragraph may include quality of earnings, discussions of significant items subject to estimate, consideration of the quality and acceptability of accounting principles, audit adjustments (whether or not recorded), and such other inquiries as may be deemed appropriate by the Audit Committee.

•	Prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other committee reports required by applicable securities laws or stock exchange listing requirements or rules.

•	Discuss guidelines and policies governing the procedures for risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures.

•	Approve and report to the Board regarding any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (i) the Company and (ii) any employee, officer or director of the Company, or any affiliates of the foregoing, and approve any such transactions as required under the rules of Nasdaq or Company policies or procedures, including the Company’s Code of Ethics and Business Conduct.

•	Review with counsel, the independent auditor and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that could have a material impact on the Company’s financial statements, if, in the judgment of the Audit Committee, such review is necessary or appropriate.

•	Meet periodically in separate sessions, in person or telephonically, with Management, with internal auditors or other personnel responsible for the internal audit function (if applicable) and with the independent auditor to discuss matters that the Committee, Management, the internal auditors or the independent auditor believe should be discussed privately with the Committee.

•	Review with the independent auditor any audit problems or difficulties (including any restrictions on the scope of the independent auditor’s activities or on access to the requested information, and any significant disagreements with Management) and Management’s response, as well as any material written communication between the independent auditor and Management.

•	Discuss the responsibilities, budget and staffing of the Company’s internal audit function, if appropriate.

•	Periodically discuss with Management and the independent auditor the scope, quality and adequacy of the Company’s internal controls over financial reporting.

•	Set hiring policies for employees or former employees of the independent auditor.

•	Establish procedures, when and as required by applicable laws and rules, for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Report regularly to the Board, by means of written or oral reports, submission of minutes of Committee meetings or otherwise, from time to time or whenever it shall be called upon to do so, including a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the Company’s internal audit function.

•	Review this Charter annually for possible revision and recommend any proposed changes to the Board for approval.

•	Consider and review with Management, the independent auditor, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

Authority and Resources

The Committee shall have the sole authority to hire and fire independent auditors and to approve any significant non-audit relationship with the independent auditors.

The Committee shall have the authority to retain outside legal, accounting or other advisors, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any independent legal, accounting or other advisors retained to advise the Committee.

Interpretation and Determination

The Committee shall have the power and authority to interpret this Charter and make any determinations as to whether any act taken has been taken in compliance with the terms hereof.

Evaluation

The Committee shall conduct an annual performance evaluation of this Committee.

Disclosure

This Charter shall be made available on the Company’s website.

DETACH HERE

PROXY

CAPTIVA SOFTWARE CORPORATION

Annual Meeting of Stockholders

May 26, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints REYNOLDS C. BISH and RICK RUSSO and each or either of them as attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of Common Stock of Captiva Software Corporation, held of record by the undersigned on April 5, 2004, at the Annual Meeting of Stockholders of Captiva Software Corporation to be held May 26, 2004, or at any continuation, adjournment or postponement thereof, with all the powers that the undersigned would possess if personally present, upon and in respect of the following matters, in accordance with the following instructions and with discretionary authority as to any and all other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposal Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified on the reverse side. This Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3 if no specification is made.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

SEE REVERSE

SIDE

CAPTIVA SOFTWARE CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/cptv	[LOGO]	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	[LOGO]

If you vote over the internet or by telephone, please do not mail your card.

X

Please mark votes as in this example.

#CAT

1.	Election of Directors. The Board of Directors recommend a vote for the nominees for director listed below.

Nominees: (01) Reynolds C. Bish, (02) James Berglund, (03) Patrick L. Edsell, (04) Bruce Silver, (05) Jeffrey J. Lenches, (06) Mel S. Lavitt

FOR ALL NOMINEES

☐

WITHHELD FROM ALL NOMINEES

☐

☐

For all nominees except as noted above

The Board of Directors recommends a vote for proposals 2 and 3.

2.	To approve the Company’s 2004 Equity Incentive Plan which amends and restates the Company’s 2003 New Executive Recruitment Plan and increase the number of authorized shares for issuance under the plan by 500,000.

FOR
☐

AGAINST
☐

ABSTAIN
☐

3.	To ratify the selection of Pricewaterhouse-Coopers LLP as independent auditors of the Company.

FOR

☐

AGAINST

☐

ABSTAIN

☐

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:

Date:

Signature:

Date:

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL